EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-146349 on Form S-8 and 333-159012 on Form S-3 of our reports dated March 10, 2010, relating to the consolidated financial statements and financial statement schedule of Cinemark Holdings, Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company changing its method of accounting for noncontrolling interests and retrospectively adjusting all periods presented in the consolidated financial statements), and the effectiveness of Cinemark Holdings, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cinemark Holdings, Inc. for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
Dallas, Texas
March 10, 2010